Exhibit 99.1
EBAY INC. REPORTS STRONG THIRD QUARTER 2013 RESULTS

Total Company Enabled Commerce Volume Up 21% Year over Year, Generating Double Digit Growth in Revenue and Earnings

SAN JOSE, Calif., October 16, 2013 - Global commerce platform and payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the third quarter ended September 30, 2013, increased 14% to $3.9 billion, compared to the same period of 2012. The company reported third quarter net income on a GAAP basis of $689 million, or $0.53 per diluted share, and non-GAAP net income of $837 million, or $0.64 per diluted share. Third quarter non-GAAP earnings per diluted share increased 17% driven primarily by strong top-line growth. GAAP earnings per diluted share increased 16%, driven by revenue growth and the sale of our investments in RueLaLa and ShopRunner.

Total company Enabled Commerce Volume (ECV) grew 21% for the quarter, to $52 billion. The growth demonstrates the power of the company’s global commerce platforms, technology assets and mobile commerce capabilities across Marketplaces, PayPal and eBay Enterprise. In the third quarter, cross-border trade, another competitive strength of the company, was $11 billion, representing 22% of the company’s total ECV. Mobile enabled commerce volume was up 75% in the quarter, with downloads since inception exceeding 200 million and the company's suite of mobile apps attracting 3.2 million new customers.

“We delivered strong third quarter results, with mobile driving a significant portion of our new user growth and continuing to transform how consumers shop and pay around the world," said John Donahoe, President and CEO, eBay Inc. “Our scale and experience, the strength of our global commerce platforms, our technology assets and our mobile commerce capabilities strongly position us to be a leader in the commerce revolution under way. In the past 12 months we have enabled $200 billion of commerce volume, a 20 percent increase in a fairly lackluster macro environment. That growth demonstrates the strength of our core businesses and our power as a partner, not a competitor, to merchants, brands and retailers.”

PayPal delivered a strong third quarter performance with revenue increasing 19% to $1.6 billion. PayPal gained 5.0 million active registered accounts and ended the quarter with 137 million, a 17% increase.  PayPal's net total payment volume (TPV) grew 25% to $44 billion driven by consumer and merchant use of PayPal both on and off eBay.  Merchant Services net TPV increased 30% with a sequential acceleration of payment volume. PayPal continues to invest in leading payments innovation, growing its addressable market, and driving global consumer and merchant acquisition through seamless and simple experiences. Key developments in the third quarter included the launch of a fully localized offering in Russia and PayPal’s enhanced consumer app for iOS and Android.  PayPal also delivered innovation offline by helping consumers save time and money through closed loop offers where merchants can put coupons directly into consumers' digital wallets. The enhanced PayPal consumer app gives customers in the U.S. and Australia convenient order-ahead and pay-at-table capabilities as well as the ability to check in and pay with the PayPal digital wallet at thousands of retail locations in the U.S., U.K., Canada and Australia.

Marketplaces also delivered a strong third quarter performance with revenue increasing 12% to $2.0 billion. Marketplaces gained 3.9 million active users in the period and ended the quarter with 124 million, a 14% increase. Gross merchandise volume (GMV), excluding vehicles, increased 13% to $18 billion. Fixed price GMV grew 18% globally and represented 71% of total GMV. U.S. GMV, excluding vehicles, increased 15% to $7.4 billion and international GMV, excluding vehicles, increased 12% to $11 billion driven by mobile and investment in buyer experience. The selection of items available on Marketplaces grew to over 500 million listings reflecting the success of consumer selling initiatives, particularly on mobile.  Free shipping was provided on more than half of U.S. transactions in the quarter and the global shipping program continued to expand.  In addition, the introduction and expansion of several local initiatives enabled customers to access local merchant inventory through apps to improve choice and reduce fulfillment time.

eBay Enterprise contributed $238 million in revenue for the third quarter, a 5% increase. Its Commerce Technologies generated $787 million in Merchandise Sales, a 13% increase, but revenue was pressured by a reduction in take rate. eBay Enterprise enabled its clients to grow same-store sales 13%, decelerating sequentially, but broadly in line with ecommerce growth rates. The company expects its broad omnichannel product portfolio, including complementary eBay Inc. assets, to be increasingly adopted by merchants seeking opportunities to grow their businesses while seamlessly meeting the needs of the connected consumer. eBay Enterprise launched four brands on its new suite of modular Commerce Technologies during the quarter.

Third Quarter 2013 Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter
	2013	2012	Change
eBay Inc.
Net revenue	$3,892	$3,404	$488	14%
Enabled commerce volume (ECV)	$51,507	$42,593	$8,914	21%
GAAP
Net income	$689	$597	$92	15%
Earnings per diluted share	$0.53	$0.45	$0.07	16%
Non-GAAP
Net income	$837	$718	$119	17%
Earnings per diluted share	$0.64	$0.55	$0.09	17%

	Third Quarter
	2013	2012	Change
Business Units
Payments
Net revenue	$1,620	$1,367	$253	19%
Net total payment volume	$43,837	$35,159	$8,678	25%
Marketplaces
Net revenue	$2,027	$1,806	$221	12%
Gross merchandise volume (GMV), excl. vehicles	$18,360	$16,281	$2,079	13%
Enterprise
Net revenue	$238	$226	$12	5%
Merchandise Sales	$787	$698	$89	13%

Other Selected Financial Results

•
Operating margin — GAAP operating margin increased to 20.5% for the third quarter of 2013, compared to 19.6% for the same period last year. Non-GAAP operating margin increased to 26.8% in the third quarter, compared to 26.3% for the same period last year.

•
Taxes — The GAAP effective tax rate for the third quarter of 2013 was 21%, compared to 11% for the third quarter of 2012. The increase in the company's GAAP effective tax rate was due to an increase in earnings in higher tax jurisdictions and the repayment of the Kynetic note receivable and the sale of our investments in RueLaLa and ShopRunner. For the third quarter of 2013 and 2012, the non-GAAP effective tax rate was 19% and 20%, respectively.

•
Cash flow — The company generated $1.3 billion of operating cash flow and $1.0 billion of free cash flow during the third quarter of 2013. The company's investing activities benefited from proceeds of $485 million from the repayment of the Kynetic note receivable and the sale of our investments in RueLaLa and ShopRunner.

•	Stock repurchase program — The company repurchased approximately $146 million of its common stock in the third quarter of 2013.

•
Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $13.0 billion at September 30, 2013, up from $11.5 billion at December 31, 2012.

Business Outlook

•
Fourth quarter 2013 — the company expects net revenues in the range of $4,500 - $4,600 million with GAAP earnings per diluted share in the range of $0.67 - $0.69 and non-GAAP earnings per diluted share in the range of $0.79 - $0.81. The company’s fourth quarter outlook assumes that the pending acquisition of Braintree will close late in the fourth quarter of 2013.

Quarterly Conference Call

eBay Inc. will host a conference call to discuss third quarter 2013 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

Use of Investor Relations Website for Regulation FD Purposes

eBay Inc. also announced that it intends to use its Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the eBay Inc. Investor Relations website at investor.ebayinc.com. Accordingly, investors should monitor http://investor.ebayinc.com, in addition to following press releases, SEC filings and public conference calls and webcasts.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $175 billion of commerce volume in 2012. We do so through eBay, the world's largest online marketplace, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2013, and the future growth in the Payments, Marketplaces and Enterprise businesses, mobile payments and mobile commerce. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any continuing U.S. government shutdown or default, any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities, including our Enterprise Commerce Technologies, at reasonable cost; the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2013	December 31, 2012
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$5,280	$6,817
Short-term investments	4,991	2,591
Accounts receivable, net	772	822
Loans and interest receivable, net	2,434	2,160
Funds receivable and customer accounts	9,073	8,094
Other current assets	926	914
Total current assets	23,476	21,398
Long-term investments	4,138	3,044
Property and equipment, net	2,763	2,491
Goodwill	8,566	8,537
Intangible assets, net	863	1,128
Other assets	261	476
Total assets	$40,067	$37,074
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$408	$413
Accounts payable	288	301
Funds payable and amounts due to customers	9,073	8,094
Accrued expenses and other current liabilities	2,008	1,916
Deferred revenue	164	137
Income taxes payable	87	63
Total current liabilities	12,028	10,924
Deferred and other tax liabilities, net	914	972
Long-term debt	4,123	4,106
Other liabilities	235	207
Total liabilities	17,300	16,209

Total stockholders' equity	22,767	20,865
Total liabilities and stockholders' equity	$40,067	$37,074

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In millions, except per share amounts)

Net revenues	$3,892	$3,404	$11,517	$10,079
Cost of net revenues (1)	1,224	1,022	3,587	2,992
Gross profit	2,668	2,382	7,930	7,087
Operating expenses:
Sales and marketing (1)	755	726	2,223	2,120
Product development (1)	433	389	1,318	1,157
General and administrative (1)	415	369	1,242	1,131
Provision for transaction and loan losses	185	148	553	413
Amortization of acquired intangible assets	81	83	245	251
Total operating expenses	1,869	1,715	5,581	5,072
Income from operations	799	667	2,349	2,015
Interest and other, net	74	5	89	74
Gain on divested business	—	—	—	118
Income before income taxes	873	672	2,438	2,207
Provision for income taxes	(184)	(75)	(432)	(348)
Net income	$689	$597	$2,006	$1,859
Net income per share:
Basic	$0.53	$0.46	$1.55	$1.44
Diluted	$0.53	$0.45	$1.53	$1.42
Weighted average shares:
Basic	1,295	1,292	1,296	1,291
Diluted	1,310	1,314	1,314	1,311

(1) Includes stock-based compensation as follows:
Cost of net revenues	$9	$13	$45	$41
Sales and marketing	38	35	112	99
Product development	42	34	120	101
General and administrative	51	40	135	119
	$140	$122	$412	$360

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In millions)
Cash flows from operating activities:
Net income	$689	$597	$2,006	$1,859
Adjustments:
Provision for transaction and loan losses	185	148	553	413
Depreciation and amortization	357	311	1,033	882
Gain on sale of RueLaLa and ShopRunner	(75)	—	(75)	—
Gain on divested business	—	—	—	(118)
Stock-based compensation	140	122	412	360
Changes in assets and liabilities, net of acquisition effects	38	(24)	(647)	(943)
Net cash provided by operating activities	1,334	1,154	3,282	2,453
Cash flows from investing activities:
Purchases of property and equipment	(317)	(362)	(969)	(961)
Changes in principal loans receivable, net	(212)	(180)	(395)	(335)
Purchases of investments	(3,702)	(126)	(5,726)	(1,470)
Maturities and sales of investments	912	309	2,710	938
Acquisitions, net of cash acquired	(70)	(10)	(85)	(143)
Repayment of Kynetic note receivable and sale of RueLaLa and ShopRunner	485	—	485	—
Proceeds from divested business, net of cash disposed	—	—	—	144
Other	—	(61)	(14)	(77)
Net cash used in investing activities	(2,904)	(430)	(3,994)	(1,904)
Cash flows from financing activities:
Proceeds from issuance of common stock	57	134	301	359
Repurchases of common stock	(146)	(47)	(1,088)	(642)
Excess tax benefits from stock-based compensation	19	27	180	95
Tax withholdings related to net share settlements of restricted stock units and awards	(21)	(20)	(247)	(152)
Net (repayments) and borrowings under commercial paper program	—	(550)	—	(550)
Proceeds from the issuance of debt, net of issuance costs	—	2,976	—	2,976
Funds receivable and customer accounts, net	(61)	(511)	(979)	(839)
Funds payable and amounts due to customers, net	61	511	979	839
Other	—	(4)	—	(4)
Net cash (used in) provided by financing activities	(91)	2,516	(854)	2,082
Effect of exchange rate changes on cash and cash equivalents	86	53	29	9
Net (decrease) increase in cash and cash equivalents	(1,575)	3,293	(1,537)	2,640
Cash and cash equivalents at beginning of period	6,855	4,038	6,817	4,691
Cash and cash equivalents at end of period	$5,280	$7,331	$5,280	$7,331

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Net transaction revenues	(In millions, except percentages)
Marketplaces	$1,668	$1,637	$1,608	$1,672	$1,490
Current quarter vs prior quarter	2%	2%	(4)%	12%	—%
Current quarter vs prior year quarter	12%	10%	13%	16%	10%
Percent of Marketplaces revenue from international	54%	55%	55%	56%	55%

Payments	1,493	1,475	1,435	1,432	1,264
Current quarter vs prior quarter	1%	3%	—%	13%	2%
Current quarter vs prior year quarter	18%	20%	18%	24%	22%
Percent of Payments revenue from international	56%	56%	55%	56%	55%

Enterprise	185	194	186	333	170
Current quarter vs prior quarter	(5)%	4%	(44)%	97%	3%
Current quarter vs prior year quarter	9%	18%	2%	13%	14%
Percent of Enterprise revenue from international	4%	5%	5%	3%	3%

Total net transaction revenues	3,346	3,306	3,229	3,437	2,925
Current quarter vs prior quarter	1%	2%	(6)%	17%	1%
Current quarter vs prior year quarter	14%	14%	14%	19%	15%

Marketing services and other revenues
Marketplaces	359	364	349	378	316
Current quarter vs prior quarter	(1)%	4%	(8)%	20%	(2)%
Current quarter vs prior year quarter	14%	13%	15%	15%	5%
Percent of Marketplaces revenue from international	75%	75%	75%	72%	75%

Payments	127	149	113	109	102
Current quarter vs prior quarter	(15)%	32%	4%	7%	(17)%
Current quarter vs prior year quarter	25%	21%	22%	32%	37%
Percent of Payments revenue from international	3%	3%	4%	5%	6%

Enterprise	53	52	50	65	57
Current quarter vs prior quarter	2%	4%	(23)%	14%	—%
Current quarter vs prior year quarter	(7)%	(9)%	(9)%	(6)%	4%
Percent of Enterprise revenue from international	—%	—%	—%	—%	—%

Corporate and other	14	14	12	12	11

Total marketing services and other revenues	553	579	524	564	485
Current quarter vs prior quarter	(4)%	10%	(7)%	16%	(5)%
Current quarter vs prior year quarter	14%	13%	15%	16%	13%

Elimination of inter-segment net revenue and other (1)	(7)	(8)	(5)	$(9)	$(6)
Total net revenues	$3,892	$3,877	$3,748	$3,992	$3,404
Current quarter vs prior quarter	—%	3%	(6)%	17%	—%
Current quarter vs prior year quarter	14%	14%	14%	18%	15%

(1)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(In millions, except percentages)
U.S. net revenues	$1,873	$1,870	$1,789	$1,949	$1,637
Current quarter vs prior quarter	—%	5%	(8)%	19%	2%
Current quarter vs prior year quarter	14%	16%	13%	17%	15%
Percent of total	48%	48%	48%	49%	48%

International net revenues	2,019	2,007	1,959	2,043	1,767
Current quarter vs prior quarter	1%	2%	(4)%	16%	(1)%
Current quarter vs prior year quarter	15%	12%	16%	19%	15%
Percent of total	52%	52%	52%	51%	52%

Total net revenues	$3,892	$3,877	$3,748	$3,992	$3,404
Current quarter vs prior quarter	—%	3%	(6)%	17%	—%
Current quarter vs prior year quarter	14%	14%	14%	18%	15%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited eBay Inc. Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(In millions, except percentages)
ECV (1)	$51,507	$50,597	$48,795	$50,186	$42,593
Current quarter vs prior quarter	2%	4%	(3%)	18%	2%
Current quarter vs prior year quarter	21%	21%	19%	N/A	N/A

(1)
Represents the total commerce and payment volume across all three business units consisting of Marketplaces GMV, PayPal Merchant Services TPV and Merchandise Sales not earned on eBay or paid for via PayPal or Bill Me Later during the period. Excludes volume transacted through the Magento platform. PayPal Merchant Services TPV is the total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, Bill Me Later accounts and Zong during the period, excluding PayPal's payment gateway business and payments for transactions on our Marketplaces and Enterprise platforms.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(In millions, except percentages)
Active registered accounts (1)	137.4	132.4	127.7	122.7	117.4
Current quarter vs prior quarter	4%	4%	4%	5%	4%
Current quarter vs prior year quarter	17%	17%	16%	15%	14%

Net number of payments (2)	729.4	700.6	681.6	691.7	589.2
Current quarter vs prior quarter	4%	3%	(1)%	17%	4%
Current quarter vs prior year quarter	24%	24%	23%	26%	28%

Net total payment volume (3)	$43,837	$42,813	$41,040	$41,471	$35,159
Current quarter vs prior quarter	2%	4%	(1)%	18%	2%
Current quarter vs prior year quarter	25%	24%	21%	24%	20%
On eBay net total payment volume as % of net total payment volume	30%	30%	32%	32%	33%
Merchant Services net total payment volume as % of net total payment volume	70%	70%	68%	68%	67%

Transaction rates
Take rate	3.70%	3.79%	3.77%	3.72%	3.89%
Transaction expense	1.05%	1.04%	1.05%	1.03%	1.07%
Loss rate	0.30%	0.31%	0.29%	0.28%	0.30%
Transaction margin (4)	63.4%	64.4%	64.4%	64.7%	64.8%

Loan portfolio rates
Risk adjusted margin (5)	16.1%	16.2%	15.8%	15.6%	16.5%
Net charge-off rate (6)	5.5%	5.6%	5.3%	5.3%	4.9%
90-day delinquency rate (7)	3.2%	2.7%	2.7%	2.7%	2.9%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.

(2)	Number of payments, net of payment reversals, successfully completed through our Payments networks, Bill Me Later accounts and Zong during the quarter, excluding PayPal's payments gateway business.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, Bill Me Later accounts and Zong during the quarter, excluding PayPal's payment gateway business.

(4)
Transaction margin calculation has been adjusted to include total revenues (including revenue from credit) less transaction expense (including credit cost of funds) less transaction loss (including credit loan losses), divided by global take rate (based on global total revenues divided by total TPV).

(5)
The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.

(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.

(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.
Unaudited Marketplaces Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(In millions, except percentages)
Active Users (1)	123.6	119.7	116.2	112.3	108.3
Current quarter vs prior quarter	3%	3%	3%	4%	3%
Current quarter vs prior year quarter	14%	14%	13%	12%	10%

Gross Merchandise Volume (excluding vehicles) (2)	$18,360	$18,292	$18,326	$19,105	$16,281
Current quarter vs prior quarter	—%	—%	(4)%	17%	1%
Current quarter vs prior year quarter	13%	13%	13%	16%	11%
U.S. GMV as % of total GMV	40%	40%	40%	38%	40%
International GMV as % of total GMV	60%	60%	60%	62%	60%

Vehicles Gross Merchandise Volume (3)	$1,765	$1,805	$1,686	$1,727	$1,994
Current quarter vs prior quarter	(2)%	7%	(2)%	(13)%	(1)%
Current quarter vs prior year quarter	(11)%	(11)%	(10)%	(7)%	(7)%

Fixed Price Trading (4) as % of total gross merchandise volume	71%	69%	68%	68%	66%
eBay's classifieds websites, brands4friends and Shopping.com are not included in these metrics.

(1)
All users, excluding users of Half.com, StubHub, and our Korean subsidiary, who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed items between users on Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.

(3)
Total value of all successfully closed vehicle transactions between users on Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(4)	Primarily, total gross merchandise volume related to eBay's “Buy It Now” feature on Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.
Unaudited Enterprise Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(In millions, except percentages)
Merchandise Sales (1)	$787	$815	$807	$1,595	$698
Current quarter vs prior quarter	(3%)	1%	(49%)	129%	4%
Current quarter vs prior year quarter	13%	21%	13%	17%	16%

(1)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through our Enterprise Commerce Technologies, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ending (a)
December 31, 2013
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$4,500 - $4,600	$4,500 - $4,600
Diluted EPS	$0.67 - $0.69	$0.79 - $0.81

(a)	For the three months ending December 31, 2013, the company’s outlook assumes that the pending acquisition of Braintree will close late in the fourth quarter of 2013.

(b)
Estimated non-GAAP amounts above for the three months ending December 31, 2013, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $95-$105 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $145-$155 million as well as the related tax impact.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes is dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. In addition, the company's results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. The company excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	September 30,	September 30,
	2013	2012
	(In millions, except percentages)
GAAP operating income	$799	$667
Stock-based compensation expense and related employer payroll taxes	141	125
Amortization of acquired intangible assets within cost of net revenues	19	20
Amortization of acquired intangible assets within operating expenses	81	83
Total non-GAAP operating income adjustments	241	228
Non-GAAP operating income	$1,040	$895
Non-GAAP operating margin	26.8%	26.3%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended
	September 30,	September 30,
	2013	2012
	(In millions, except per share amounts)
GAAP income before income taxes	$873	$672
GAAP provision for income taxes	(184)	(75)
GAAP net income	$689	$597
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	241	228
Accretion of note receivable	(5)	(4)
Acquisition related items	—	(2)
Amortization of intangibles of investments	2	—
Gain on sale of RueLaLa and ShopRunner	(75)	—
Gain on divested business	—	—
Tax effect of non-GAAP adjustments	(15)	(101)
Non-GAAP net income	$837	$718

Diluted net income per share:
GAAP	$0.53	$0.45
Non-GAAP	$0.64	$0.55
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,310	1,314

GAAP effective tax rate	21%	11%
Tax effect of non-GAAP adjustments to net income	(2)%	9%
Non-GAAP effective tax rate	19%	20%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	September 30,	September 30,
	2013	2012
	(In millions)
Net cash provided by operating activities	$1,334	$1,154
Less: Purchases of property and equipment	(317)	(362)
Free cash flow	$1,017	$792